Exhibit 11:

               OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                     NINE MONTHS ENDED
                                                        APRIL 30
                                                  ---------------------
                                                    2003         2002
                                                  --------     --------
Net income available to Stockholders (numerator)
                                                   $ 2,607     $   845
                                                   -------     -------
Shares Calculation (denominator):                    5,599       5,614

Average shares outstanding - basic                      --          --

Effect of Dilutive Securities:                          --          --

Potential Common Stock
  relating to stock options                             96          46
                                                    ------       -----
Average shares outstanding- assuming dilution        5,695       5,660
                                                    ======       =====
Earnings per share-basic                            $ 0.47       $0.15
                                                    ======       =====
Earnings per share-assuming dilution                $ 0.46       $0.15
                                                    ======       =====